Exhibit 23.4
Consent of Stephen Hanson
     The undersigned hereby consents, pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of The Chefs’ Warehouse, Inc. (the “Company”) in the Registration Statement on Form S-1, and in any and all amendments or supplements thereto, under the Act filed by the Company in accordance with the Company’s articles of incorporation and regulations and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 19th day of May, 2011.

/s/ Stephen Hanson

Name: Stephen Hanson